Exhibit 10.3

2005 Management Incentive Bonus Plan

The goals of the 2005 Management Incentive Bonus Plan (the “Bonus Plan”) of MatrixOne, Inc. (the “Company”) are to:

•	increase shareholder value by aligning the Company management’s performance with the interests of the stockholders;

•	retain and motivate members of Company management who are key contributors to the Company’s financial success; and

•	reward the Company management for attaining corporate financial goals, including profitability for fiscal year 2005 and improvement in financial performance over fiscal year 2004.

The Bonus Plan is subject to the following provisions:

•	awards are to be made in cash only;

•	awards shall be calculated based upon the audited financials for fiscal year 2005; and

•	individuals must be employees of the Company on the date the award is paid.

A total of $924,240 was allocated for the total potential bonus pool for executive officers under the Bonus Plan. Awards may be made under the Bonus Plan to eligible participants based upon achievement of Company adjusted earnings per share performance targets. A threshold level of adjusted earnings that must be attained before any bonus is awarded shall be specified under the Bonus Plan, and the calculation of the actual bonus to be paid is pro rated based upon the actual adjusted earnings per share achieved, up to a maximum of 115% of the total amount allocated under the award.